Exhibit 10.2

CHANGE OF CONTROL AGREEMENT
THIS AGREEMENT is entered into as of the 25th day of October, 2018 (the "Effective Date") by and between Sound Financial Bancorp, Inc. ("SFBC"), a Maryland corporation, Sound Community Bank (the "Bank"), a Washington state-chartered commercial bank, and Heidi Sexton (the "Executive").
WITNESSETH:
WHEREAS, SFBC owns 100% of the outstanding stock of the Bank;
WHEREAS, Executive is the COO of the Bank, and as such is a key executive officer whose continued dedication, availability, advice and counsel to the Bank is deemed important to the Boards of Directors of SFBC and the Bank and to their respective stockholders;
WHEREAS, SFBC and the Bank wish to retain the services of Executive free from any distractions or conflicts that could arise as a result of a change of control of SFBC or the Bank.
NOW, THEREFORE, to assure SFBC and the Bank of Executive's continued dedication free of any distractions resulting from a Change of Control, and for other good and valuable consideration, the receipt and adequacy which each party hereby acknowledges, SFBC, the Bank and Executive hereby agree as follows:
1.  TERM OF AGREEMENT: This Agreement shall remain in effect until cancelled by either party hereto, upon not less than 12 months prior written notice to the other party.
2.  AT-WILL EMPLOYMENT:  Executive's employment is at-will, which means that the Bank may terminate Executive's employment at any time, with or without advance notice, and with or without Cause (as defined herein). Similarly, Executive may resign his/her employment at any time, with or without advance notice, and with or without reason.  Executive shall not be entitled to any compensation following Executive's last day of employment with the Bank, except as expressly provided for by this Agreement and/or applicable law.
3.  CHANGE OF CONTROL:  In the event there is an Involuntary Termination (as defined herein) of the Executive's employment by the Bank, concurrently with or within twelve (12) months following a Change of Control (as defined herein), then SFBC shall:
(a)
Pay to the Executive a lump sum cash amount, upon the later of the date of such Change of Control or the effective date of the Executive's termination of employment with the Bank, equal to twenty-four (24) months of the Executive's then current monthly base salary; and

(b)
Maintain and provide for a period ending at the earlier of (i) eighteen (18) months after the effective date of the Executive's termination ("Executive's Termination Date") or (ii) the date of the Executive's full time employment by another employer that provides substantially similar benefits, at no premium cost to the Executive, the same group health benefits and other group insurance and group retirement benefits as the Executive would have received if the Executive had continued to be employed by the Bank, to the extent that the Bank can do so under the terms of applicable plans as are maintained by the Bank for the benefit of its executive officers from time to time; and

(c)
In the event that the continued participation of the Executive in any group insurance plan as provided in Section 3(b) would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 3(b) any such group insurance plan is discontinued, then the Bank shall at its election either (i) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such group insurance plans immediately prior to the Executive's Termination Date, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (ii) pay to the Executive within 20 business days following the Executive's Termination Date (or within 20 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing continued coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Executive's Termination Date (or the discontinuation of the benefits if later), as increased by 10% each year; and

(d)
(i) Any insurance premiums payable by the Bank or any successor pursuant to Sections 3(b) or 3(c) shall be payable at such times and in such amounts as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, with the Bank paying any employee portion of the premiums that the Executive would have been required to pay if he was still an employee of the Bank, and (ii) the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid the Bank in any other taxable year.

(e)
Notwithstanding any other provision contained in this Agreement, if either (i) the  time period for making any cash payment under Section 3(c) commences in one calendar year and ends in the succeeding calendar year or (ii) in the event any payment under this Section 3 is made contingent upon the execution of a general release and the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

4.  LIMITATION OF BENEFITS: It is the intention of the parties that no payment be made or benefit provided to the Executive that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code (as defined herein), and any regulations thereunder, thereby resulting in a loss of an income tax deduction by SFBC or the imposition of an excise tax on the Executive under Section 4999 of the Code. If the independent accountants serving as auditors for SFBC immediately prior to the date of a Change of Control determine that some or all of the payments or benefits scheduled under this Agreement, when combined with any other payments or benefits provided to the Executive on a Change of Control by SFBC, the Bank and any affiliate of SFBC or the Bank required to be aggregated with SFBC or the Bank under Section 280G of the Code, would constitute nondeductible excess parachute payments by SFBC under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under this Agreement or otherwise provided on a Change of Control to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.   If the payments and benefits under Section 3 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.

5.  LITIGATION -OBLIGATIONS - SUCCESSORS:
(a)  If litigation shall be brought or arbitration commenced to challenge, enforce or interpret any provision of this Agreement, and such litigation or arbitration does not end with judgment in favor of SFBC, SFBC hereby agrees to indemnify the Executive for his or her reasonable attorney's fees and disbursements incurred in such litigation or arbitration.
(b)  SFBC's obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which SFBC may have against him or anyone else. All amounts payable by SFBC hereunder shall be paid without notice or demand.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.
(c)  SFBC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of SFBC, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of SFBC to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 3.  As used in this Agreement, "SFBC" shall mean Sound Financial Bancorp, Inc. and any successor to its business and/or assets as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
6.  NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:	Heidi Sexton At the address contained in the Executive's personnel files at the Bank.

If to SFBC:	Sound Financial Bancorp, Inc. 2400 3rd Avenue Suite 150 Seattle, Washington 98121

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.  MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of SFBC by such officer as may be specifically designated by the Board of Directors of SFBC. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.
8.  INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.  SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.
10.  HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.
11.  MEDIATION - ARBITRATION:
(a)  In the event any dispute between the parties arises under this Agreement and the parties are unable to settle the dispute between themselves, the parties shall on the written request of either party attempt to resolve the dispute through a formal mediation within 90 days of the request.  If parties cannot agree on a mediator and the place of mediation, then the mediation shall be administered by the American Arbitration Association in Seattle Washington.  There shall be no pre-mediation discovery unless mutually agreed upon by the parties.
(b)  In the event a dispute is not resolved via mediation as described above, the dispute shall, on the written demand of either party, be resolved by binding arbitration in accordance with the rules of the American Arbitration Association then in effect, except that any dispute relating to the enforcement of any of the provisions of Section 12 by SFBC and/or the Bank shall not be subject to binding arbitration.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.

12.  FUTURE CONDUCT AND OBLIGATIONS:
(a)  The Executive, for himself or herself and for his or her family (i.e., parents, siblings and children), heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives agrees that he will not (and will use his or her best efforts to cause such affiliates to not) at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of SFBC, any affiliates or any of their agents, officers, directors, employees and/or stockholders.
(b)  The Executive agrees to reasonably assist and cooperate with SFBC or the Bank (and their outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by SFBC or any affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving SFBC or any affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive's agreement under this Section 12(b) is limited such that any assistance and cooperation shall not unreasonably interfere with the Executive's subsequent employment. SFBC and/or the Bank will reimburse the Executive for the reasonable out-of-pocket expenses incurred as a result of such cooperation.
(c)  Until the one-year anniversary of the Executive's Involuntary Termination, concurrently with or within twelve (12) months following a Change of Control (as described in Section 3, above), the Executive shall not, directly or indirectly, without the written consent of SFBC (i) solicit any employee or customer of SFBC or any affiliate to terminate their employment or customer relationship with SFBC or any affiliate; (ii) hire or otherwise engage any such employee; (iii) induce or otherwise counsel, advise or encourage any such employee to leave the employment of SFBC or an affiliate; or (iv) induce any supplier, licensor, licensee, business relation, representative or agent of SFBC to terminate or modify its relationship with SFBC or any affiliate, or in any way interfere with the relationship between SFBC or any affiliate and such other party.
(d)  The Executive acknowledges that the future conduct and obligation provisions of this Section 12 will not prevent Executive from obtaining other gainful employment or cause Executive any undue hardship and are reasonable and necessary in order to protect the legitimate interests of SFBC and its affiliates.
13.  COMPLIANCE WITH SECTION 409A OF THE CODE: Notwithstanding anything herein to the contrary, any payments to be made in accordance with this Agreement shall not be made prior to the date that is 185 calendar days from the date of termination of employment of the Executive if it is determined by SFBC in good faith that such payments are subject to the limitations set forth in Section 409A of the Code and regulations promulgated thereunder, and payments made in advance of such date would result in the requirement that Executive pay additional interest and taxes in accordance with Section 409A(a)(1)(B) of the Code.

14.  DEFINITIONS:
(a)  Cause shall mean the Executive's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of SFBC and/or the Bank.  "Cause" shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to present his or her views on the matter to the Board either in person without counsel or in writing), stating that in the good faith opinion of the Board the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.  The opportunity of the Executive to be heard before the Board shall not affect the right of the Executive to mediation and arbitration as set forth in Section 11 of this Agreement.
(b)  Change of Control shall mean the occurrence of any of the following events: (i) any "person" or "group" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than SFBC, any subsidiary of SFBC or their employee benefit plans, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3, under the Exchange Act) of securities of SFBC with respect to which 30% or more of the total number of votes that may be cast for the election of SFBC's Board of Directors; (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election(s), or combination of the foregoing, the individuals who were members of SFBC's Board of Directors on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by SFBC's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (iii) a tender offer or exchange offer for 30% or more of the total outstanding shares of common stock of SFBC is completed (other than such an offer by the SFBC); or (iv) the stockholders of SFBC approve an agreement providing either for a transaction in which SFBC will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of SFBC, and the transaction is thereafter consummated.  The Change of Control date is the date on which an event described in (i), (ii), (iii) or (iv) occurs, with the date in clause (iv) being the date the transaction is consummated.
(c)  Code shall mean the Internal Revenue Code of 1986, as amended.

(d)  Involuntary Termination shall mean either (i) SFBC's and/or the Bank's termination of the Executive's employment without the Executive's express written consent, or (ii) termination of the Executive's employment by the Executive by reason of a material diminution of or interference with the Executive's duties, responsibilities and benefits, including  any of the following actions, unless consented to in writing by the Executive: (1) a change in the principal workplace of the Executive to a location outside of a 35 mile radius from the Bank's headquarters office as of the date hereof, (2) a material demotion of the Executive; (3) a material reduction in the number or seniority of other Bank personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of a Bank- wide reduction in staff; (4) a material adverse change in the Executive's salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; or (5) a material permanent increase in the required hours of work or the workload of the Executive; provided in each case that Involuntary Termination shall mean a cessation or reduction in the Employee's services for SFBC and the Bank (and any other affiliated entities that are deemed to constitute a "service recipient" as defined in Treasury Regulation §1.409A-1(h)(3)) that constitutes a "Separation from Service" as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h) and that also constitutes an involuntary Separation from Service under Treasury Regulation §1.409A-1(n).  In addition, prior to any termination of employment by Executive pursuant to clauses (1) through (5) of the preceding sentence, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Involuntary Termination shall be deemed to occur with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of Involuntary Termination at any time within sixty (60) days following the expiration of such cure period. The term "Involuntary Termination" does not include termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act ("FDIA")

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date referred to above.
EXECUTIVE

ATTEST:	/s/ Christine Jones	/s/ Heidi Sexton

SOUND FINANCIAL BANCORP, INC.

ATTEST:	/s/ Christine Jones	By:	/s/ Laura Lee Stewart

SOUND COMMUNITY BANK

ATTEST:	/s/ Christine Jones	By:	/s/ Laura Lee Stewart